Exhibit 99.1

Puradyn Announces 3rd Quarter Financial Results

Boynton Beach, FL – [November 13, 2009] - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the third fiscal quarter ended September 30, 2009.

Net sales the three months ending September 30, 2009 decreased approximately 33% or $199,000, to approximately $398,000, from approximately $597,000 for the three months ending September 30, 2008. Net sales year-to-date for the nine-month period decreased by approximately 34% or $727,000; from approximately $2.15 million in 2008 to approximately $1.43 million in 2009. This decrease is due entirely from the decline in sales from international customers which have been significantly affected by the global economy.

Cost of goods sold decreased approximately $108,000 or 20%, from approximately $538,000 for the three months ending September 30, 2008 to approximately $430,000 for the three months ending September 30, 2009; and by approximately $397,000 or 22%, from approximately $1.8 million for the nine months ending September 30, 2008 to approximately $1.4 million for the same period in 2009. Cost of products sold, as a percentage of sales, increased from approximately 84% for the nine months ended September 30, 2008 to approximately 99% for the same period in 2009. This increase is attributable to a considerable decrease in sales during the first and third quarters of 2009 and allocation of fixed and variable factory costs over fewer sales.

The Company reported a net loss of approximately $534,000 or ($0.01) per share, basic and diluted, for the quarter ended September 30, 2009, compared to a net loss of approximately $670,000 or ($0.02) per share, basic and diluted, for same period in 2008. Basic and diluted weighted average shares used in the calculation for the three-months ended 2009 and 2008 were 41,096,539 and 34,525,584, respectively.

Kevin G. Kroger, President and COO, said, “As expected, overall economic recovery has been slow and we have felt the impact as a number of our customers are postponing ordering until they are in a more secure position.

“That being said, we have made considerable progress in the oil and gas services industry. In May we announced a program with a major oil drilling service company to outfit puraDYN® systems on engines operating on oil drilling platforms both internationally and domestically. In November, we expanded our presence in this market from another major company in this field with an initial order for over 200 puraDYN® systems and most recently have been asked to help with reducing their oil costs related to their hydraulic applications. The equipment used in this industry is immense with multiple engines on each rig and, due to the size of the engines; most require parallel banks of our largest systems.

“In September, Puradyn became a corporate partner to the Texas Association of School Administrators. This organization represents over 1,100 school districts in Texas.”

Kroger concluded, “Despite the difficult economic conditions in which we are operating, Puradyn offers a cost-effective solution to reducing a fleets operating cost and reducing the total overall carbon footprint.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s quarterly report on Form 10-Q at 561 547 9499, or go to the Investor Relations section of the Company’s website at www.puradyn.com. A copy is also available at the SEC website, www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry. puraDYN® equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and None Months Ended September 30, 2009 and 2008

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$398,345	$597,398	$1,426,257	$2,152,604

Costs and expenses:
Cost of products sold	429,904	538,171	1,407,842	1,805,037
Salaries and wages	235,839	257,746	718,855	764,676
Selling and administrative	226,721	398,002	670,478	881,680
	892,464	1,193,919	2,797,175	3,451,393
Loss from operations	(494,119)	(596,521)	(1,370,918)	(1,298,789)

Other income (expense):
Interest income	147	824	(175,747)	2,153
Interest expense	(39,771)	(74,596)	(120,476)	(242,772)
Total other expense, net	(39,624)	(73,772)	(296,223)	(240,619)
Loss before income taxes	(533,743)	(670,293)	(1,667,141)	(1,539,408)
Income tax expense	—	—	—	—

Net loss	$(533,743)	$(670,293)	$(1,667,141)	$(1,539,408)

Basic and diluted loss per common share	$(.01)	$(.02)	$(.04)	$(.05)

Weighted average common shares outstanding	41,096,539	34,525,584	39,050,169	32,349,981

See accompanying notes to condensed consolidated financial statements included in the Company’s 10-Q

CONTACT:

Kathryn Morris Director Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com	Emerging Markets, LLC Investor Relations: Jim Painter III 321-206-6682 jamespainter@emergingmarketsllc.com www.emergingmarketsllc.com www.themicrocapreport.com